PRESS RELEASE


For Immediate News Release
June 8, 1999


     MISSION WEST PROPERTIES, INC. FILES REGISTRATION STATEMENT FOR PROPOSED
                                PUBLIC OFFERING

Cupertino, CA - Mission West Properties, Inc. (AMEX/PCX:MSW) announced today that it has filed a registration statement with the Securities and Exchange Commission relating to the proposed public offering of 6,750,000 shares of its common stock, exclusive of shares subject to the underwriters' over-allotment option. The company expects to complete the offering in the third quarter of 1999.

Mission West Properties acquires, markets, leases and manages R&D properties in the Silicon Valley portion of the San Francisco Bay Area. Mission West focuses on meeting the facility requirements of information technology companies and currently owns and manages 77 properties totaling approximately 5.1 million square feet.

A.G. Edwards & Sons, Inc. will act as the lead underwriter of the offering. Legg Mason Wood Walker, Incorporated and Sutro & Co., Incorporated will co-manage the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.





CONTACT:          Marianne Aguiar
                  Mission West Properties, Inc.
                  (408) 725-0700